Item 30. Exhibit (h). i. c. 1. v.

AMENDMENT NO. 5

FUND PARTICIPATION AGREEMENT

This Amendment, dated as of November 18, 2020, amends the Fund Participation Agreement (the “Agreement”), dated the 7th day of March, 2003, as amended, by and a mong Massachusetts Mutual Life Insurance Company (on behalf of itself and certain of its separate accounts, hereinafter referred to as “MassMutual”); American Funds Insurance Series (“Series”); American Funds Service Company (“Transfer Agent”); American Funds Distributors, Inc. (“AFD”), and Capital Research and Management Company (“CRMC”).

WHEREAS, MassMutual, Series, Transfer Agent, AFD and CRMC desire to amend the Agreement in certain respects;

NOW, THEREFORE, the parties to the Agreement hereby agree as follows:

1.	The first sentence of Section 4 is deleted in its entirety and is replaced with the following sentences:

The Series agrees to make Class 1, Class 1A, and Class 2 shares of the Funds listed on Schedule B hereto available to the Contracts. MassMutual agrees to give the Series and CRMC at least 30 days’ notice prior to adding additional Funds as underlying investment options to the Contracts. Schedule B may be updated by any written communication (including email) from MassMutual to the Series upon written acknowledgment and acceptance (including email) by the Series. CRMC reserves the right to approve any proposed addition by the MassMutual.

2.	The following paragraphs are added to Section 4:

During the term of this Agreement, MassMutual shall perform the administrative services (“Services”) set forth on Schedule D hereto, as such schedule may be amended from time to time by mutual consent of the parties, in respect of Separate Accounts holding Class 1A Shares of each Fund. In consideration of MassMutual performing the Services, the Series agrees to pay MassMutual an administrative services fee of [                ]% of the average daily net asset value of all Class 1A Shares of the Funds held by each Separate Account, payable quarterly, in arrears pursuant to an Insurance Administrative Services Plan adopted by the Series. The Series shall pay all fees within forty-five (45) days following the end of each calendar quarter for fees accrued during that quarter. The fee will be calculated as the product of (a) the average daily net asset value of all Class 1A Shares, as applicable, of the Funds held by each Separate Account during the quarter; (b) the number of days in the

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quarter; and (c) the quotient of [                ] divided by 365. The Series shall not be responsible for payment of fees for Services more than six (6) months in arrears in respect of accounts that were not timely identified by MassMutual as eligible for compensation pursuant to this Agreement. CRMC will evaluate periodically MassMutual’s service levels, including compliance with established NSCC guidelines, transaction errors, compliance with the Prospectus and complaints from Contract owner, in determining whether to continue making payments under the Insurance Administrative Services Plan. MassMutual represents to the Series and CRMC that it will not receive compensation for the Services from contract owner fees or any other source.

MassMutual, directly or through subcontractors (including a designated affiliate), shall provide the certain services described in this Agreement in respect of Accounts holding Class 1, Class 1A, and/or Class 2 shares on behalf of AFD, Transfer Agent and the Funds in connection with the sale and servicing of the Contracts. The services to be provided by the MassMutual to its Accounts include, (i) mailing and otherwise making available to Contract owner, shareholder communications including, without limitation, Prospectuses, proxy materials, shareholder reports, unaudited semi-annual and audited annual financial statements, and other notices; (ii) handling general questions regarding the Funds from Contract owner including, without limitation, advising as to performance, yield being earned, dividends declared, and providing assistance with other questions concerning the Funds; (iii) preparing and mailing periodic account statements showing the total number of Contract units owned by the Contract owner in that account, the value of such units, and purchases, redemptions, dividends, and distributions in the account during the period covered by the statement; and (iv) preparing and mailing IRS Form 1099-R, IRS Form W-2 and/or other IRS forms as required by applicable Internal Revenue Service rules and regulations. Administrative services to Contract owner shall be the responsibility of the MassMutual and shall not be the responsibility of AFD, CRMC, Transfer Agent or any of their affiliates.

3.	Schedule A is replaced in its entirety with the revised Schedule A attached hereto.

4.	Schedule B is replaced in its entirety with the revised Schedule B attached hereto.

5.	Schedule D is added to the Agreement.

Except as expressly set forth above, all other terms and provisions of this Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

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Massachusetts Mutual Life MassMutual (on behalf of itself and each Account)

By:	/s/ Michael S. Dunn
Name:	Michael S. Dunn
Title:	Head of Institutional Insurance
Date:	11/19/2020

American Funds Insurance Series

By:	/s/ Steven Koszalka
Name:	Steven Koszalka
Title:	Secretary
Date:	11/18/2020 | 1:04 PM PST

Capital Research and Management Company

By:	/s/ Michael J. Triessl
Name:	Michael J. Triessl
Title:	Authorized Signer
Date:	11/18/2020 | 12:56 PM PST

American Funds Service Company

By:	/s/ Angela Mitchell
Name:	Angela Mitchell
Title:	Secretary
Date:	11/18/2020 | 12:57 PM PST

American Funds Distributors, Inc.

By:	/s/ Timothy W. McHale
Name:	Timothy W. McHale
Title:	Secretary
Date:	11/18/2020 | 1:57 PM PST
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Schedule A

VUL Guard

Survivorship Variable Universal Life

Survivorship Variable Universal Life II

Variable Universal Life Variable

Universal Life II

Survivorship VUL Guard

Strategic Life 20

Strategic Life 21

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Schedule B

Class 1/1A Shares:

Asset Allocation Fund

Blue Chip Income & Growth Fund

Bond Fund Capital World Bond Fund

Global Growth & Income Fund

Global Growth Fund

Global Small Cap Fund

Growth Fund Growth-Income Fund High-Income Bond Fund

International Growth and Income Fund New World Fund

U.S. Government/AAA-Rated Securities Fund

Class 2 Shares:

Growth-Income Fund

Asset Allocation Fund

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SCHEDULE D

Administrative Services

1.	Periodic Reconciliation. MassMutual shall provide the Funds with sufficient information to allow for the periodic reconciliation of outstanding units of the MassMutual separate accounts and shares of the Funds.

2.	Record Maintenance. To facilitate the reconciliation activities described in paragraph 1, MassMutual shall maintain with respect to each Separate Account holding the Funds’ Class 1A Shares and each Contract owner for whom such shares are beneficially owned the following records:

a.	Number of shares;

b.	Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

c.	Name and address and taxpayer identification numbers;

d.	Records of distributions and dividend payments; and

e.	Any transfers of shares.

3.	Fund Information. MassMutual shall respond to inquiries from Contract owner regarding the Funds, including questions about the Funds’ objectives and investment strategies.

4.	Shareholder Communications. MassMutual shall provide for the delivery of certain Fund-related materials as required by applicable law or as requested by Contract owner. The Fund related materials shall consist of updated prospectuses, summary prospectuses and any supplements and amendments thereto, statements of additional information, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications. MassMutual shall respond to inquiries from Contract owner relating to the services provided by it and inquiries relating to the Funds.

5.	Transactional Services. MassMutual shall (a) communicate to the Funds’ transfer agent, purchase, redemption and exchange orders; and (b) communicate to the Separate Accounts and Contract owner, mergers, splits and other reorganization activities of the Funds.

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6.	Other Information. MassMutual shall provide to the Separate Accounts and Contract owner such other information as shall be required under applicable law and regulations.
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